Exhibit 3.1(b)

CERTIFICATE OF AMENDMENT NO. 2
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GUARDANT HEALTH, INC.
Guardant Health, Inc. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”),
DOES HEREBY CERTIFY:
FIRST: That the present name of the Corporation is Guardant Health, Inc. and that this Corporation was originally incorporated pursuant to the General Corporation Law on December 9, 2011 under the name Guardant Health, Inc.
SECOND: That (a) the board of directors of the Corporation has duly adopted a resolution pursuant to Sections 141 and 242 of the General Corporation Law proposing that the Corporation’s Amended and Restated Certificate of Incorporation, as amended on September 7, 2018 (as amended, the “Certificate of Incorporation”) be further amended as set forth below (“Amendment No. 2 to the Amended and Restated Certificate of Incorporation”) and (b) the stockholders of the Corporation duly approved and adopted Amendment No. 2 to the Amended and Restated Certificate of Incorporation by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.
THIRD: That Article IV(A) of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:
“That, effective on the filing of this Certificate of Amendment No. 2 to the Amended and Restated Certificate of Incorporation of the Corporation with the Office of the Secretary of State of the State of Delaware (the “Effective Time”), a 0.7378-for-one reverse stock split of the Corporation’s Common Stock (as defined below) shall become effective, pursuant to which each share of Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and reconstituted as 0.7378 validly issued, fully-paid and nonassessable shares of Common Stock automatically and without any action by the holder thereof upon the Effective Time (such reclassification and reconstitution of shares, the “Reverse Stock Split”). The par value of the Common Stock and the Preferred Stock (as defined below) following the Reverse Stock Split shall remain at $0.00001 per share. No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive a cash payment equal to the fraction of which such holder would otherwise be entitled multiplied by the fair value per share as determined by the Board of Directors.
Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such certificate have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time); provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified; and provided further, however, that whether or not fractional shares would be issuable as a result of the Reverse Stock Split shall be determined on the basis of (i) the total number of shares of Common Stock that were issued and outstanding immediately prior to the Effective Time formerly represented by certificates that the holder is at the time surrendering for a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time and (ii) the aggregate number of shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificates shall have been reclassified. For the foregoing purposes, all shares of Common Stock held by a holder shall be aggregated (thus resulting in no more than one fractional share per holder).
This Corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock. The total number of shares that this Corporation is authorized to issue is 191,957,860. The total number of shares of common stock authorized to be issued is 111,853,396, par value $0.00001 per share (the “Common Stock”). The total number of shares of preferred stock authorized to be issued is 80,104,464, par value $0.00001 per share (the “Preferred Stock”), 9,935,864 of which shares are designated as “Series A Preferred Stock,” 10,320,952 of which are designated as “Series B Preferred Stock,” 8,873,996 of which are designated as “Series C Preferred Stock,” 11,222,041 of which are designated as “Series D Preferred Stock,” and 39,751,611 of which are designated as “Series E Preferred Stock.”
FOURTH: That Section 4(d)(i)(F) of Article IV(B) of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:
“Special Adjustment to Series E Conversion Price. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary (including, without limitation, Section 4(d)(i)(A) and Section 4(d)(i)(E) above), in the event that this Corporation shall issue, on or after the Filing Date, Equity Incentives (as defined below) in excess of the Stock Plan Limit (as defined below); provided, that the total number of Equity Incentives issued between the Filing Date and the date of effectiveness of the Reverse Stock Split shall be calculated after giving effect to the Reverse Stock Split for the purpose of this subsection 4(d)(i)(F) (each such issuance, an “Excess Incentive Issuance”), the Conversion Price for the Series E Preferred Stock in effect immediately prior to such issuance shall be adjusted to a price (calculated to the nearest one-thousandth of a cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall equal 54,805,962; and the denominator of which shall equal (x) 54,805,962 plus (y) the number of shares comprising such Excess Incentive Issuance (a “Special Series E Adjustment”). In the event of a Special Series E Adjustment, the Conversion Price of the Series E Preferred Stock shall not be separately adjusted pursuant to Section 4(d)(i)(A) as a result of such issuance.”
FIFTH: That Section 4(d)(ii)(B) of Article IV(B) of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:
“Up to 6,068,405 shares (the “Stock Plan Limit”) of Common Stock issued to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by the Board (including a majority of the Preferred Directors) (“Equity Incentives”); provided, however, that (i) the numerical limit comprising the

Stock Plan Limit shall be effective only with respect to the Series E Preferred Stock and (ii) upon the earlier of (x) the Company’s next bona fide sale of a new series of Preferred Stock that is first created after the date of filing of this Amended and Restated Certificate of Incorporation or (y) January 1, 2020, the Stock Plan Limit shall terminate and the remainder of this subsection 4(d)(ii)(B) shall remain in full force and effect thereafter with respect to all series of Preferred Stock;”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment No. 2 to the Amended and Restated Certificate of Incorporation to be executed this 19th day of September, 2018, in its name and on its behalf by its Chief Executive Officer pursuant to Section 103 of the General Corporation Law of the State of Delaware.

GUARDANT HEALTH, INC.

/s/ Helmy Eltoukhy
Helmy Eltoukhy
Chief Executive Officer